Exhibit 10.25

Talecris Biotherapeutics
79 TW Alexander Drive
Research Triangle Park, North Carolina 27709

February 8, 2005

Stephen Petteway

203 LeGault Dr.

Cary, North Caroline, 27513

Dear Steve,

As you know, Talecris Biotherapeutics (“Talecris”) has agreed to purchase Bayer’s Plasma Business. When the purchase is completed (the “Closing”) we want you to be a part of the Talecris team. The purpose of this letter is to confirm the basic terms of your employment with Talecris.

Your Position

We anticipate that the Closing will occur within the next month or two months. If you are actively employed by Bayer at the time of Closing, you will transfer to Talecris in the position of Senior Vice President, Research and Development, and will to have the authority, responsibilities and duties of that position and such other duties as are assigned to you from time to time.

Your Base Salary

Your base salary (“Base Salary”) will be $225,000 per year (plus the amount of any performance increase to which you are entitled for 2005). Each year, your performance and salary will be reviewed. Based on business outlook and individual performance your salary may be adjusted.

Your Benefits

While employed by Talecris, you will be entitled to participate in all benefit plans in which employees of Talecris are generally eligible to participate within the terms of those plans. Some of the benefit plans that will be provided include health plans, disability, and life insurance plans; profit sharing, options and a 401(k) savings plan. For the purpose of benefits eligibility, your prior service with Bayer will be honored.

Until the Closing, you will continue your current level of participation in your medical, dental, vision, and prescription drug plans; short-term disability plan; flexible spending accounts; and life insurance. Following the Closing, the plans will be replaced with new Talecris plans. These new plans will be implemented as soon as practicable and you will receive separate communication associated with those plans. The Pension Plan and Retiree Medical Plan will remain obligations of Bayer and will not be replaced by Talecris.

The current Talecris holiday and vacation schedule is the same as the Bayer holiday and vacation schedule. You will be “grandfathered” at your current level of vacation benefits.

Your Bonus Compensation

Regardless of the date of the Closing, Bayer has informed us it will continue to honor its obligations to pay any awards for which you were eligible under the terms of the Bayer Long Term Incentive Compensation (LIC) plan and Short Term Incentive (STI) plan. These awards, if any, will be paid by Bayer and are expected to be paid according to Bayer payroll policies.

Following the Closing, and while you are employed by Talecris, you will be entitled to participate in an annual bonus pool. Your target annual bonus will be 40%. For 2005, the overall financial measure for funding the Bonus program is based on a combination of EBITDA (Earnings Before Interest, Depreciation ant Amortization), FCF (Free Cash Flow) and other strategic performance goals.

Bonus payments, if earned, will be made in two installments over two years. Once the audited financial results are known and management has had the opportunity to determine the award pool based on the corporate performance targets, your individual bonus will be calculated. The first payment which will equal 60% of your total award will be made on or before May 1 of the year following the year in which the bonus performance was calculated. The second payment of the remaining 40% will be made on or before May 1 of the following year, along with any new bonus payment for that year. To be eligible to receive the bonus payment, you must be actively employed on each award payment date and have met individual performance expectations.

Options:

You will be eligible to participate in an equity incentive plan established by Talecris in an amount and on terms to be determined by Talecris and subject to approval by the Board of Directors. The number of options in your grant will be communicated to you shortly. Options will vest based on time and performance requirements:

Time-Based Vesting of Options

•                  Twenty-five percent (25%) of your option grant will be based upon a five year time based vesting schedule, with 5% of the initial options vesting on an annual basis beginning with the individuals first year anniversary date.

Performance-Based Distribution of Options

•                  Seventy-five percent (75%) of the Individual’s option grant will be based upon a five-year performance based vesting schedule (“Performance Options”).

•                  Two thirds of your Performance Options (50% of your total option grant) will vest based upon annual performance targets (10% per year) (“Annual Performance Options”) and one third (25% of your option grant) based upon a 5- year cumulative performance target (“Cumulative Performance Options”). In order for Annual Performance Options to vest, the Company’s performance must be at or above 100% of the performance targets set by the Board for the year in question.

•                  Performance targets will be tied to EBITDA and FCF goals set by the Board. In setting these goals the Board will take into consideration the initial investment thesis and the current budget.

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•                  The Board may, in its sole discretion, make appropriate adjustments for changes in timing of major capital projects and other quality of earnings adjustments or other factors determined in good faith by the Board.

This is a summary, and does not describe all of the terms of your options. Your options will be governed by the terms of the Talecris Stock Option Plan, which will control if there is any conflict with this letter.

Withholding

All pay, bonuses, stock options, incentives, and other compensation shall be subject to applicable withholdings for federal, state and local taxes and shall be payable in accordance with Talecris regular payroll policies.

Employment At Will

Notwithstanding anything in this letter to the contrary, your employment by Talecris will be at will and may be terminated by Talecris at any time, subject to Talecris generally applicable employment policies.

Amendment or termination of plans or practices

Talecris continues to reserve the right to modify, amend or terminate any of the employee benefit plans or practices described in these materials. In all cases, the plan rules are the exclusive source for determining rights and benefits under a benefit or compensation plan and those plans shall govern if there is conflict with these materials.

In the event the Closing does not occur and the Purchase Agreement terminates pursuant to its terms, the terms outlined above are null and void.

As a condition to your employment you must agree to the terms of the enclosed Agreement. To indicate your acceptance of an offer of employment from Talecris, please sign where indicated below and return a copy of this letter along with a signed copy of the attached Executive Intellectual Property Agreement by February 25, 2005 to Don Taylor, Director of Human Resources.

I look forward to working with you. Welcome to the Talecris team!

Sincerely,

/s/ Lawrence Stern
Lawrence Stern
Chairman and Interim CEO
Talecris Biotherapeutics, Inc.

I accept the above described offer of employment with Talecris Biotherapeutics, Inc.

/s/ Stephen R. Petteway Jr.	Stephen R. Petteway Jr.
Signature	Print Name

2/ /05
Date

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Appendix Re: Termination Provisions

Termination/ Severance: Good Reason/ without Cause

In the event of a termination of the Executive’s employment by the Company without Cause or by Executive for Good Reason (other than on account of a Change of Control), the Executive will be entitled to the following upon execution of a valid release of claims against the Company:

• A lump sum payment of all accrued and unpaid salary and vacation pay (“Accrued Benefits”);

•      Continued payment (in accordance with the normal payroll practices of the Company) of the monthly amount of Base Salary in effect as of the date of termination for a period that is equal to at least 12 months;

• Continuation of benefits for the period during which the monthly installments are paid; and

•      A lump sum payment of any accrued, unpaid bonus under the Company’s annual bonus plan, the amount of which will based upon the achievement of performance targets as of the date of termination of employment.

Termination/Severance: Death/Disability/Cause or without Good Reason

In the event of a termination of the Executive’s employment by the Company for Cause or as a result of death or Disability or by Executive without Good Reason, the Executive will be entitled to Accrued Benefits.

“Disability” means inability to perform duties for six (6) consecutive months and, within thirty (30) days after a notice of termination is given to Executive, Executive has not returned to work.

Definitions of Cause and Good Reason:

“Cause” means (i) conviction of, or plea of guilty or nolo contendere to, a misdemeanor involving moral turpitude or a felony; or (ii) a willful and intentional breach of the Employment Agreement by Executive which is materially economically harmful to the Company; (iii) willful misconduct by Executive that is materially economically injurious to the Company, (iv) Executive’s willful contravention of specific lawful directions from the Board or (v) intentional breach of Executive’s covenant not to compete or confidentiality. No act, or failure to act, shall be considered “willful” unless committed in bad faith and without a reasonable belief that the act or omission was in the best interests of the Company.

“Good Reason” means, without Executive’s consent, (i) the failure of Executive to be appointed to the position set forth; (ii) the assignment to Executive of duties materially inconsistent with Executive’s status as [title] or an adverse alteration in the nature of Executive’s duties and/or responsibilities, reporting obligations, titles or authority; (iii) a reduction by the Company in Executive’s Base Salary or annual short term bonus; or (iv) the relocation of Executive’s principal office location to a location that is more than 50 miles away. The Company shall have 30 days after receipt of notice from Executive in writing specifying the deficiency to cure the deficiency that would result in Good Reason.

Non-Competition; Non-Solicitation and Confidentiality:

For a period of one year following the Executive’s termination of employment, the Executive will not enter into any employment or service relationship with or have any economic interest in (subject to customary carve-outs for public holdings) any competitor in the business of manufacturing, marketing, distribution, sale and or research and development of all plasma-derived products. In addition for a period of one year following the Executive’s termination of employment for any reason, the Executive will not solicit any of the Company’s customers or employees or independent contractors of the Company during that period and the Executive shall not be permitted at any time to disclose any confidential information of the Company or Cerberus, unless required by law or an order of a court or governmental agency with jurisdiction. In the event of the breach by the Executive of any of the foregoing covenants, the Company shall have the right to exercise customary remedial measures, including, but not limited to, ceasing the payment of any severance payments.

Inventions

The Executive agrees that all discoveries, inventions, improvement and innovations related to the Company’s business discovered, invented or originated by the Executive during his employment or within a 12-month period after termination of employment is the exclusive property of the Company.